Exhibit 10.1

SUPPORT AGREEMENT
This Support Agreement dated as of December 12, 2017 (this “Support Agreement”), is entered into between the persons listed on Annex A, (each, a “Yan Shareholder” and collectively, the “Yan Shareholders”) and TCP International Holdings Ltd., a Swiss company limited by shares (“TCPI”).
WHEREAS, as of the date hereof, each Yan Shareholder is the owner of that number of TCPI’s common shares with a par value of CHF 1.00 each set forth opposite its name on Annex A (collectively and together with all shares or other equity securities of TCPI owned or hereafter acquired by such Yan Shareholder or its Yan Affiliates, the “Shares”);
WHEREAS, on the date hereof, TCPI and Quality Light Source GmbH, a Swiss limited liability company in formation (“MergerCo”) represented by Q L Light Source Company Limited, a Hong Kong private company limited by shares (“MergerCo Incorporator”), have entered into a Merger Agreement (the “Merger Agreement”) pursuant to which TCPI will merge with and into MergerCo (the “Merger”) with the MergerCo surviving the Merger, in accordance with Swiss law;
WHEREAS, MergerCo will be wholly owned by MergerCo Incorporator;
WHEREAS, prior to the Completion, certain Yan Shareholders may transfer Shares to entities which will be wholly owned by one or more Yan Shareholders (such transfer, the “Contemplated Transfer” and such entities, “Yan Affiliates”); and
WHEREAS, in order to induce TCPI and MergerCo to enter into the Merger Agreement, the Yan Shareholders are willing to agree to certain matters, all upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
Section 1.Certain Terms. Capitalized terms used herein but not defined in this Support Agreement have the meanings ascribed to them in the Merger Agreement.
Section 2.Representations and Warranties. Each Yan Shareholder represents and warrants to TCPI as of the date hereof and as of the Completion Date as follows:
(a)    Such Yan Shareholder (and, following the Contemplated Transfer, the applicable Yan Affiliate) is (or, following the Contemplated Transfer, the applicable Yan Affiliate will be) the legal owner of, and has (or, following the Contemplated Transfer, the applicable Yan Affiliate will have) good title to, all of its Shares, and there exist no restrictions on transfer, options, proxies, voting agreements, voting trusts or any mortgage, lien, pledge, charge, security interest or encumbrance affecting any of its Shares. Such Yan Shareholder owns no equity securities or other securities of TCPI other than as specifically set forth in the first “Whereas” clause to this Support Agreement.
(b)    If such Yan Shareholder is a trust or other entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.
(c)    The execution and delivery of this Support Agreement by such Yan Shareholder does not, and the performance by such Yan Shareholder of such Yan Shareholder’s obligations hereunder will not, constitute a violation or breach of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under or result in the creation of any mortgage, lien, pledge, charge, security interest or encumbrance on any of its Shares under, (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Yan Shareholder is a party or by which such Yan Shareholder or its Shares are bound, (ii) any laws affecting such Yan Shareholder or its Shares or (iii) if such Yan Shareholder is a trust or other entity, such Yan Shareholder’s trust agreement or other applicable organizational documents.
(d)    Such Yan Shareholder has full power, capacity and authority to execute, deliver and perform this Support Agreement and to consummate the transactions contemplated hereby, and if such Yan Shareholder is a trust or other entity, the execution, delivery and performance by such Yan Shareholder of this Support Agreement has been duly authorized by all necessary action on the part of such Yan Shareholder and its trustee(s) and beneficiaries, board of directors or similar applicable governing body. This Support Agreement has been duly and validly executed and delivered by such Yan Shareholder and, assuming due authorization, execution and delivery by TCPI, constitutes a valid and binding agreement of such Yan Shareholder, enforceable against such Yan Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)    Such Yan Shareholder has not entered into, nor will such Yan Shareholder enter into, any contract, agreement, arrangement or understanding with any individual, corporation, partnership, limited liability company, association, trust or other entity or organization (a “Person”) which will result in the obligation of TCPI or any Person directly or indirectly controlling, controlled by, or under common control with such Yan Shareholder (any such Person, an “Affiliate”) to pay any finder’s fee, brokerage commission or similar payment in connection with this Support Agreement or the Merger Agreement or the transactions contemplated hereby or thereby.
Section 3.Exclusivity. Each Yan Shareholder agrees that from the date of execution of this Support Agreement until the earlier of (i) termination of the Merger Agreement in accordance with its terms and (ii) the Completion Date (the “Exclusivity Period”), such Yan Shareholder shall not and shall not permit any of its Affiliates or representatives to: (a) except for the Contemplated Transfer, sell or otherwise, directly or indirectly, transfer any Shares or enter into any written or oral agreement or understanding with any Person (other than TCPI) regarding the sale (whether by sale of stock, merger, consolidation, sale of assets or other disposition) of the Shares or all or any part of TCPI or any portion of its consolidated assets or issued or unissued capital stock (each, an “Alternative Transaction”); (b) solicit, initiate, enter into or continue any negotiations or discussion with any Person (other than TCPI) regarding the possibility of an Alternative Transaction; or (c) provide any nonpublic financial or other confidential or proprietary information regarding TCPI or its subsidiaries to any Person (other than TCPI) in connection with, or in furtherance of, an Alternative Transaction.
Section 4.Agreement to vote in favor of Merger. During the Exclusivity Period, each Yan Shareholder will, and will cause any Yan Affiliate to, upon TCPI’s request, vote all of its Shares in favor of, and/or deliver their written consents approving, the Merger Agreement, the Merger and the transactions contemplated thereby and will vote, and cause any Yan Affiliate to vote, its Shares against any and all Alternative Transactions; provided that the Yan Shareholders shall not be required to deliver a written consent or otherwise vote their, or cause a Yan Affiliate to deliver a written consent or vote its, Shares in accordance with this Section 4 if, at the time such written consent is to be delivered or the Shares voted, the TCPI Board shall have withdrawn its recommendation that the TCPI Shareholders approve the Merger Agreement and the Merger.
Section 5.Conduct of the Yan Shareholders.
(a)    Each Yan Shareholder shall not, and shall cause its Affiliates (including any Yan Affiliates) and representatives not to, from the date hereof to the Completion Date, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of TCPI and MergerCo to consummate the Merger or the other transactions contemplated by the Merger Agreement.
(b)    Each Yan Shareholder shall, and shall cause any Yan Affiliates to, take all actions necessary to cause MergerCo Incorporator and MergerCo to perform their obligations under the Merger Agreement and to cause MergerCo to consummate the Merger on the terms and conditions set forth in the Merger Agreement.
Section 6.Guaranty.
(a)    Each Yan Shareholder hereby irrevocably and unconditionally guarantees to TCPI, jointly and severally with each other Yan Shareholder, the prompt and full discharge by MergerCo Incorporator and MergerCo of their respective covenants, agreements, obligations and liabilities under the Merger Agreement, including the due and punctual payment of the Merger Consideration when due and payable by MergerCo pursuant to the Merger Agreement (collectively, “MergerCo Obligations”). Each Yan Shareholder acknowledges that, with respect to all MergerCo Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against MergerCo. If MergerCo Incorporator or MergerCo shall default in the due and punctual performance of any MergerCo Obligation, the Yan Shareholders will forthwith perform or cause to be performed such MergerCo Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.
(b)    The liabilities and obligations of the Yan Shareholders pursuant to this Section 6 are unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(i)    any acceleration, extension, renewal, settlement, compromise, waiver or release in respect of any MergerCo Obligation by operation of law or otherwise;
(ii)    the invalidity or unenforceability, in whole or in part, of this Support Agreement;
(iii)    any change in the corporate existence, structure or ownership of any Yan Shareholder, MergerCo Incorporator or MergerCo or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any of them or their assets; or
(iv)    any other act, omission to act, delay of any kind by ay party hereto or any other Person, or any other circumstance whatsoever that might, but for the provisions of this Section 6, constitute a legal or equitable discharge of the obligations of any Yan Shareholder under this Section 6.
(c)    Each Yan Shareholder waives any right, whether legal or equitable, statutory or non-statutory, to require TCPI to proceed against or take any action against or pursue any remedy with respect to MergerCo Incorporator or MergerCo or make presentment or demand for performance or give any notice of nonperformance before TCPI may enforce its rights hereunder against such Yan Shareholder.
(d)    Each Yan Shareholders’ obligations this Section 6 shall remain in full force and effect until the MergerCo Obligations shall have been performed in full.
Section 7.Treatment of Shares. Each Yan Shareholder, on its behalf and on behalf of any Yan Affiliate, hereby (i) consents to the treatment of its and their Shares pursuant to the terms of the Merger Agreement and (ii) acknowledges, and irrevocably agrees to be bound by, Section 2.1 of the Merger Agreement with respect to the exclusion of its and their Shares from the receipt of any Merger Consideration.
Section 8.Yan Shareholder Release.
(a)    From and after the Completion Date, each Yan Shareholder, on behalf of himself, herself or itself and any of his, her or its Yan Affiliates, successors, assigns, heirs, legal representatives and controlled Affiliates (each, a “Yan Releasing Party”), hereby releases, remises and forever discharges, and shall be deemed to have released, remised and forever discharged, TCPI’s and the TCPI Subsidiaries’ respective current and former directors and officers (each, a “TCPI Released Party”), from any and all liability whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued and whether due or payable) that any of the Yan Released Parties may have to any of the Yan Releasing Parties, but solely to the extent arising out of acts, omissions, transactions, matters, causes or events occurring prior to the Completion Date (the “Yan Shareholder Release”).
(b)    Each Yan Shareholder, on its behalf and on behalf of any Yan Affiliate, hereby irrevocably covenants to refrain from, directly or indirectly through TCPI or otherwise, asserting any claim or demand, or commencing, instituting or causing to be commenced any action, suit, proceeding, investigation or other claim, of any kind against any TCPI Released Party before any governmental authority, arbitral body or other forum by reason of any matters covered by the Yan Shareholder Release.
(c)    Each Yan Shareholder, on its behalf and on behalf of any Yan Affiliate, agrees and acknowledges that the Yan Shareholder Release shall automatically be effective from and after the Completion Date with no further action required by any Person. For the avoidance of doubt, the Yan Shareholder Release shall automatically terminate and be of no further force or effect if the Merger Agreement is terminated prior to the Completion Date.
Section 9.TCPI Covenant Not to Sue.
(a)    From and after the date hereof, and through the Completion Date, TCPI, on its behalf and on behalf of each of the TCPI Subsidiaries, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any action, suit, proceeding, investigation or other claim, of any kind against each Yan Shareholder and each Yan Affiliate that acquires Shares in the Contemplated Transfer before any governmental authority, arbitral body or other forum by reason of any acts, omissions, transactions, matters, causes or events occurring prior to the date hereof (the “TCPI Covenant Not to Sue”); provided that the TCPI Covenant Not to Sue shall not apply to any breach or threatened breach of this Support Agreement or the Merger Agreement by a Yan Shareholder or a Yan Affiliate; provided, further, the TCPI Covenant Not to Sue shall automatically terminate and be of no further force or effect if the Merger Agreement is terminated prior to the Completion Date.
Section 10.Miscellaneous.
(a)    This Support Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.
(b)    Any provision of this Support Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Support Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
(c)    The parties hereto agree that any suit, action or proceeding seeking to enforce any provision or based on any matter arising out of or in connection with, this Support Agreement or the transactions contemplated hereby shall be brought in Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Support Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any patty anywhere in the world, whether within or without the jurisdiction of any such court.
(d)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(e)    This Support Agreement (including the documents and instruments referred to herein, including the Merger Agreement) constitutes the entire agreement between the parties with respect to the subject matter of this Support Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Support Agreement.
(f)    If any term, provision, covenant or restriction of this Support Agreement is held by a court of competent jurisdiction or other any governmental authority, arbitral body or other forum to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Support Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Support Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(g)    The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
(h)    This Support Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument This Support Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Signatures to this Support Agreement delivered by facsimile or email shall have the same legal effect as manual signatures. No provision of this Support Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
(i)    The provisions of this Support Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Support Agreement without the written consent of each other party hereto.
(j)    The parties hereto agree that irreparable damage would occur if any provision of this Support Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Support Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts set forth in Section 10(c), in addition to any other remedy to which they are entitled at law or in equity.
(k)    This Support Agreement will automatically terminate if (i) the Merger Agreement is terminated prior to the Completion Date or (ii) the TCPI Board withdraws its recommendation that the TCPI Shareholders approve the Merger Agreement and the Merger.
[signature page follows]
IN WITNESS WHEREOF, each of the parties hereto has caused this Support Agreement to be signed as of the date first written above.
Ellis Yan

By:    /s/ Ellis Yan
Solomon Yan

By:    /s/ Solomon Yan
Cherry Plus Limited

By:    /s/ Solomon Yan
Name:    Solomon Yan
Title:    Executor
Lillian Yan Irrevocable Stock Trust

By:    /s/ Margaret L. Thoren Luckay
Name:    Margaret L. Thoren Luckay
Title:    Trustee
TCP International Holdings Ltd.

By:    /s/ Brian Catlett
Name:    Brian Catlett
Title:    Chief Executive Officer

Annex A

Yan Shareholder	Shares
Ellis Yan	11,561,191
Solomon Yan	4,787,843
Cherry Plus Limited	2,034,789
Lillian Yan Irrevocable Stock Trust	2,249,607

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